UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 7, 2005

ADSTAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-15363	22-3666899

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4553 Glencoe Avenue, Suite 325
Marina del Rey, California 90292
(Address Of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code (310) 577-8255

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events

     On January 7, 2005, AdStar, Inc. (“AdStar”) determined that it will be incurring charges of approximately $1.18 million in connection with the abandonment of four proposed acquisitions and related international expansion plans. The charges include approximately $203,000 of prepaid acquisition costs capitalized at September 30, 2004; approximately $391,000 for previously announced deposits lost as a result of the failure to close one acquisition by December 31, 2004; and approximately $379,000 of employment, consulting, travel, severance and miscellaneous other expenses primarily related to two discharged executives specifically hired to promote and coordinate international expansion. A balance of approximately $266,000 reflected in these charges will be paid in 2005.

     “The charges are a bitter blow, but reflect the inability of AdStar to secure needed financing on favorable terms for all acquisitions, the failure of certain targets to withstand due diligence procedures and, for one acquisition, the added expense of the transaction because of the unfavorable change in the relationship between the Dollar and the Euro,” stated Leslie Bernhard, President and Chief Executive Officer of AdStar. “Moving forward on these acquisitions would have been too dilutive to AdStar stockholders.” Bernhard added, “The exploratory work done on these acquisitions has provided AdStar with critical information as to the market for its technology in Europe and other areas of the world, which will be invaluable in allowing AdStar to adopt new expansion plans with less expense and risk in the future. In addition, one of the proposed transactions provided important information relating to the expanding market for short text messaging for classified advertising, an attractive avenue for expansion by AdStar in the United States. To accelerate its expansion efforts on a low-risk basis, AdStar may seek to implement cross-marketing arrangements with some of the previous acquisition targets.”

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

AdStar, Inc.
Dated: January 7, 2005	By:	/s/ LESLIE BERNHARD
Leslie Bernhard, President and
Chief Executive Officer